SERVICE AGREEMENT

     AGREEMENT to be effective September 15, 2000, by and between PRINCIPAL INVESTORS FUND, INC., a Maryland corporation (hereinafter called the "Fund") and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the Manager").

     In consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Manager to provide personal services to shareholders and beneficial owners as described herein and the Manager agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth.

1.   SERVICES FURNISHED BY THE MANAGER

     The Manager will provide personal services to shareholders and beneficial owners of Advisors Preferred Class, Advisors Select Class, Preferred Class and Select Class shares of each Series of Fund shares identified in Appendix A hereto. Personal services include:

(a)  responding to plan sponsor and plan member inquiries;
(b)  providing information regarding plan sponsor and plan member investments;
(c) other similar personal services or services related to the maintenance of shareholder accounts as contemplated by NASD Rule 2830, or any successor thereto.

     In the carrying out of this function, the Manager may contract with others, including companies affiliated with the Manager, for data systems, processing services and other administrative services. The Manager may at any time or times in its discretion appoint (and may at any time remove) other parties, including companies affiliated with the Manager, as its agent to carry out such provisions of the Agreement as the Manager may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Manager of any of its responsibilities or liabilities hereunder.

2.   COMPENSATION FOR SERVICES

     The Fund will pay the Manager service fees equal to 0.17% of the average daily net assets attributable to each of the Advisors Preferred Class and Preferred Class shares and 0.25% of the average daily net assets attributable to each of the Advisors Select Class and Select Class shares for services provided pursuant to this agreement. Service fees under this Agreement will be calculated and accrued daily and paid monthly to the Manager, or at such other intervals as the Fund and Manager may agree. For purpose of this Agreement , "service fees" shall mean payments in connection with the provision of personal, continuing services to investors in the Fund and/or the maintenance of shareholder accounts, excluding (i) transfer agent and sub-transfer agent services for beneficial owners of the Fund's shares, (ii) aggregating and processing purchase and redemption orders, (iii) providing beneficial owners with account statements, processing dividend payments, (iv) providing sub-accounting services for shares held beneficially, (v) forwarding shareholder communications to beneficial owners, and (vi) receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the NASD adopts a definition of "service fees" for purposes of NASD Rule 2830 (or any successor to such rule) that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service fees" in this Section shall be automatically amended, without further action of the parties, to conform to such NASD definition.

3.   LIMITATION OF LIABILITY OF THE MANAGER

     The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Manager's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

4.   TERM AND RENEWAL

     This Agreement will continue in effect for successive periods of up to one year, provided that each continuance is approved by the Board of Directors of the Fund including a majority of the directors who are not interested persons of the Manager, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

5.   TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, or by the Manager.

6.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

7.   ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.

8.   MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

                       Principal Investors Fund, Inc.

                       By    /s/Arthur S. Filean
                            _________________________________________
                              Arthur S. Filean, Senior Vice President

                       Principal Management Corporation

                       By    /s/Ralph C. Eucher
                            _________________________________________
                              Ralph C. Eucher, President



                         PRINCIPAL INVESTORS FUND, INC.
                                   APPENDIX A

           Series

Balanced Fund
Bond and Mortgage Securities Fund
European Fund
Government Securities Fund
High Quality Intermediate-Term Bond Fund
High Quality Long-Term Bond Fund
High Quality Short-Term Bond Fund
International Emerging Markets Fund
International Fund I
International Fund II
International SmallCap Fund
LargeCap Blend Fund
LargeCap Growth Fund
LargeCap S&P 500 Index Fund
LargeCap Value Fund
MidCap Blend Fund
MidCap Growth Fund
MidCap S&P 400 Index Fund
MidCap Value Fund
Money Market Fund
Pacific Basin Fund
Partners LargeCap Blend Fund
Partners LargeCap Growth Fund I
Partners LargeCap Growth Fund II
Partners LargeCap Value Fund
Partners MidCap Growth Fund
Partners MidCap Value
Partners SmallCap Growth Fund I
Partners SmallCap Growth Fund II
Real Estate Fund
SmallCap Blend Fund
SmallCap Growth Fund
SmallCap S&P 600 Index Fund
SmallCap Value Fund
Technology Fund